Exhibit 99.1

October 30, 2014

Via Hand and Electronic Delivery

Division of Dockets Management (HFA-305)

Food and Drug Administration

5630 Fishers Lane, Rm. 1061

Rockville, MD 20852

Re:	Docket No. 2014-D-0968 - Draft Guidance for Industry

Upper Facial Lines: Developing Botulinum Toxin Drug Products

Dear Sir or Madam:

Revance Therapeutics, Inc. (Revance) offers the following comments on the Draft Guidance for Industry, Upper Facial Lines: Developing Botulinum Toxin Drug Products, published in the Federal Register on August 6, 2014. Revance is a clinical-stage specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products across multiple aesthetic and therapeutic applications. Revance’s botulinum toxin is combined with the TransMTS® peptide delivery system. RT001, our lead product candidate, is an investigational product that is a topical gel formulation of botulinum toxin type A in a proprietary single-use administration apparatus. RT001 is applied to the skin and uses our proprietary TransMTS® peptide technology to enable delivery of botulinum toxin across the skin, eliminating the need for injections. Our second product candidate, RT002, is an investigational novel injectable formulation of botulinum toxin type A designed to be more targeted and longer lasting than currently available botulinum toxin injectable products.

In general, we welcome the availability of regulatory guidance for the development of botulinum toxin drug products for patients who seek treatment for upper facial lines, and we appreciate the opportunity to comment on the draft guidance. We agree with much of the published guidance document. In particular, we agree that the primary efficacy endpoints should be based on responder rates defined by both an investigator assessment (IA) and a subject self-assessment (SSA) (lines 345–346).

We agree that all efficacy endpoints should be based on well-defined and reliable outcome assessments. Furthermore, we agree that such well-defined and reliable assessments should be based on qualitative research in the target patient population and with clinician experts, to ensure the item content is appropriate and the assessments measure the effect of the drug product on outcomes that are important to the targeted patient population (lines 298–308).

We agree that each response category should represent a distinct and clinically meaningful gradation of the condition and should be defined by non-comparative, non-overlapping, clinically relevant morphologic descriptions to minimize inter-observer variability (lines 315–318).

We concur that the degree of improvement determined to be clinically meaningful should be determined during instrument development (lines 326–327).

However, we ask FDA to reconsider 3 specific points in the draft guidance. We discuss these specific points below.

1.	Demonstration of efficacy at maximum contraction (lines 292–296 and 345–362)

We disagree that efficacy measurement at “maximum contraction” should be predefined as the appropriate primary endpoint to demonstrate efficacy of botulinum toxin products. This predefined endpoint is not supported by the current best clinical science. While botulinum toxins may be paralytic agents, it is recognized by clinical scientific experts in this specialty that full paralysis at maximum contraction is not the most appropriate efficacy measurement for the aesthetic treatment of all upper facial lines.1-4 Many patients desire treatments that look more natural or do not result in a “frozen” or “mask-like” facial appearance following treatment with botulinum toxins. For example, crow’s feet lines while smiling are normal and convey a positive emotion.1 Consumer market research further supports that consumers want to see a few lines at maximal smile and noticeably reduced lines at rest.5 The proposed primary endpoint at maximum contraction would drive treatment towards this mask-like appearance or impaired ability to convey facial expressions. For example, full paralysis at maximum contraction for lateral canthal lines would be “overtreatment” and “undesirable”.1,3 Requiring all aesthetic botulinum toxin indications, regardless of the facial muscles being treated, to achieve paralysis at maximum contraction is likely to result in a less pleasing aesthetic outcome than if the product is administered at a dose to achieve a less extreme result.1,6 In fact, clinical practice has evolved so that expert clinicians are likely to use lower doses than recommended in the FDA approved product labeling.1,3,6,7

We recommend, as the draft guidance states, that the beneficial effect of treatment should be determined by the target population, the facial lines being assessed, and the use of well-defined and reliable outcome assessments. Further, for outcomes that are best appreciated by the patient, qualitative research in the targeted population provides the primary evidence to support the outcome measured and the content validity of that outcome assessment.8 For some indications or target populations, the appearance of the facial lines at rest, rather than at maximum contraction, may be more appropriate to measure because they are more relevant and important to the targeted patient population. For the indications under consideration in this draft guidance, risk and benefit represent a continuum of effect, where complete paralysis may represent a negative appearance and an outcome that is considered a risk, not a benefit.3,9

2.	Definition of treatment success (lines 364–368)

We disagree with the a priori definition of treatment success as achievement of a score of 0 or 1 and a two-grade improvement from baseline on both the IA and the SSA scales. This is inconsistent with the draft guidance statements referenced above (lines 298–308) that: (1) efficacy endpoints should be based on well-defined and reliable outcome assessments; and (2) such well-defined and reliable assessments should be based on qualitative research in the target patient population to ensure the item content is appropriate and that the degree of improvement determined to be clinically meaningful is identified during instrument development. For the upper face aesthetic indications patients may find meaningful, in fact preferable, reductions not reaching 0 or 1.

An attribute of a well-defined and reliable outcome assessment includes having an adequate method by which responses are obtained and scored. The choice of the number of response options on a scale should be commensurate with the ability of the evaluator to discriminate in order to avoid loss of information. The maximum number of response options should not be greater than the evaluator is capable of discriminating. The response options should be tested and modified during the development of the measure in order to ensure that the response options are working as intended. This should be documented with evidence in the targeted respondent population to ensure that the response options represent distinct and clinically meaningful gradations of the condition, and are defined by non-comparative, non-overlapping, clinically relevant morphologic descriptions.

Only after determining the appropriate response scale for a particular context based on research among the target population can the empirical evidence be developed to document the amount of change that can be considered a meaningful improvement. We clearly understand the Agency’s need for substantial evidence of efficacy, including the need to know that statistically significant differences are also clinically meaningful. However, we believe it is not scientifically credible to state that a statistically significant 1-point change is inadequate to support a conclusion of success (lines 364–365) when rigorous qualitative research and quantitative scale measurement evaluation have demonstrated otherwise.8 Furthermore, as described above, it cannot be presumed that a clinically meaningful change may only occur with a final score of 0 or 1 in every context.

Pre-specification of the definition of treatment success, without consideration of the respondent population, the context of use, and the concept of interest, suggests a prejudicial rejection of the science of measurement related to the development of well-defined and reliable outcome assessments. We encourage the Agency to reconsider this prescriptive recommendation.

3.	Review of photographs at maximum contraction by a masked, independent committee of experts (lines 392–395)

We disagree that review of photographs at maximum contraction by a masked independent committee of experts should be a required secondary efficacy measurement. While we appreciate that the Agency often requires that site evaluations be repeated by an independent committee of experts, in general this is the case when there is a concern with the assessment variability and bias of the primary endpoint.10 Implicit in this requirement is the assumption that the primary endpoint is not reliable AND that these expert assessments would be less biased and less variable than site assessments.11-14 Assessment variability and investigator bias are minimized by the requirement for the primary endpoint to be a composite defined by both the investigator (IA) and subject self-assessment (SSA) (lines 345–346). The robustness of such a composite endpoint using well-defined and reliable outcome assessments in double-blinded placebo controlled trials obviates the need for review of photographs by an independent committee of experts. Further, it should be noted that the ability of the photographer to capture dynamic facial lines is difficult, and there is no post hoc means to assess accuracy of the image. Thusly, investigator evaluation of a single photographic image of a dynamic line is less reliable than real-time assessments in regards to observing the true effect at either rest or maximum contraction. In Revance’s experience, greater reliability (inter and intra-rater) was observed following live assessments compared to photographic assessments.15

In summary, Revance acknowledges and appreciates the Agency’s effort to draft a guidance document for the development of botulinum toxin drug products in the treatment of upper facial lines. Much of the content of the draft guidance document is well-reasoned, based on sound science, and satisfactory; however, we strongly disagree with the specific points discussed above and urge the Agency to seek clinical scientific consultations with experts outside of FDA who treat patients with botulinum toxins in the upper face and conduct research in this area. We believe such consultation might allow FDA to reconsider and revise positions we cite. For the reasons described in the comments above, portions of the Draft Guidance contain fundamental clinical scientific flaws and lack adequate scientific justification. Revance respectfully requests that the FDA obtain the best current clinical scientific information, make the revisions supported by this clinical scientific information and reevaluate and reconsider the points discussed.

Sincerely,

/s/ Arthur P. Bertolino

Arthur P. Bertolino, MD, PhD, MBA

Executive Vice President and Chief Medical Officer, Revance

cc: FDA, CDER, Office of Drug Evaluation III, Julie Beitz, M.D., Director

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